CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             Sun Network Group, Inc.

         Sun Network Group, Inc. (the "Corporation") a corporation organized and existing under and by virtue of the General Corporation Law of the State of Florida, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, in lieu of meeting by consent, adopted the following resolution:

         RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article III of the Certificate of Incorporation be superceded and replaced as follows:

         Capital Stock. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other annual rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

         The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

         Class             Par Value        Authorized Shares          Total
         -----             ---------        -----------------          -----
         Common             $0.001             500,000,000            $500,000
         Preferred          $0.001              10,000,000              10,000
                                               -----------            --------
         Totals:                               510,000,000            $510,000
                                               ===========            ========

         RESOLVED, that the appropriate corporate officers be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.

         SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of
Section 607.1003 of the General Corporation Law of the State of Florida.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 3rd day of October 2003.



                                        By:    /s/ T. Joseph Coleman
                                        Name:  T. Joseph Coleman
                                        Title: President